UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2024

BRT APARTMENTS CORP.
(Exact name of Registrant as specified in charter)

Maryland	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BRT	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 2.03 is incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet
Arrangement of a Registrant.

On July 12, 2024, we and VNB New York, LLC (the "Lender") entered into the third amendment dated July 9, 2024 (the "Amendment") to the Amended and Restated Loan Agreement made as of November 18, 2021, as amended, by and between us and the Lender (the "Initial Credit Facility"; the Initial Credit Facility as amended by the Amendment, the "Credit Facility"). The Amendment extended the maturity of the facility by two years (i.e., from September 2025 to September 2027) and reduced the amount available under the facility by $20 million (i.e., from $60 million to $40 million). The Amendment (i) modified several of the covenants under the facility to, among other things, reflect the reduced availability under the facility and (ii) increased the number of wholly-owned properties we are required to own from five properties to ten properties (we currently wholly-own 21 properties). As of July 12, 2024, we are able to borrow $40 million pursuant to the facility.

We reduced the amount available under the facility in connection with obtaining approximately $28 million of seven-year mortgage debt (the “Financing”) on our Woodland Trails – LaGrange, Georgia property. We anticipate that the Financing will be completed in August 2024, will bear a fixed interest rate of 5.22%, and will be interest only until maturity in 2031. We anticipate using the proceeds from the Financing to invest in multi-family property opportunities and for general corporate purposes (which may include repurchases of our common stock). Such proceeds will be invested initially in short-term US Treasury securities until they are applied. In connection with the Amendment, we paid the lender aggregate fees of approximately $317,000.

We can provide no assurance that the Financing will be obtained or that if obtained, that we will invest the proceeds therefrom in accretive/profitable investments.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

         In reviewing the Amendment included as exhibit 10.1 to this Current Report on Form 8-K, please remember it is included to provide you with information regarding its terms and is not intended to provide any other factual or disclosure information about us or the other party to the agreement. The agreement contains representations and warranties by one or more of the parties thereto. These representations and warranties have been made solely for the benefit of the other party to the agreement and:

•should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•have been qualified by disclosures that were made to the other party in connection with the negotiation of the agreement, which disclosures are not necessarily reflected in the agreement;

•may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit No.	Description
10.1	Third amendment dated as of July 9, 2024 to the Amended and Restated Loan Agreement made as of November 18, 2021, as amended, by and between us and VNB New York, LLC.
101	Cover Page Interactive Data File - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT APARTMENTS CORP.

July 15, 2024	/s/ George Zweier
George Zweier, Vice President
and Chief Financial Officer